Exhibit (23)
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-48894 and 333-67586 on Form S-3 and Registration Statements No. 333-40394, 333-40496, and 333-40498 on Form S-8 of Vulcan Materials Company of our reports dated February 1, 2002, appearing in and incorporated by reference in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of these Registration Statements.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Birmingham, Alabama
March 27, 2002